Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 18, 2013 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the acquisition of Grand River Gathering Company, LLC from Encana Corporation on October 27, 2011),  relating to the consolidated financial statements of Summit Midstream Partners, LP and subsidiaries appearing in the Annual Report on Form 10-K of Summit Midstream Partners, LP for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas
January 21, 2014